SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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John Hancock Tax-Advantaged Dividend Income Fund 601 Congress Street Boston, MA 02210-2805
March 11, 2008
Dear Shareholder of
John Hancock Tax-Advantaged Dividend Income Fund:
The fund’s annual shareholder meeting will be held at the fund’s offices, 601 Congress Street, Boston, Massachusetts, on Monday, March 31, 2008, at 10:00 a.m. Eastern Time. We urge you to immediately vote the enclosed GOLD proxy card to reelect James F. Carlin and William H. Cunningham to your Board of Trustees.
Messrs. Carlin and Cunningham are very experienced in overseeing closed-end funds. They have a proven track record of protecting the long-term interests of all shareholders. Thanks to the leadership of the existing Board:
•	Your fund produces attractive distributions, majority of which are designed to qualify for a maximum 15% federal income tax rate — your fund’s distribution rate was 8.92% based on the fund’s February 29, 2008 market value (an 8% distribution taxed at 15% is comparable to a 10% distribution taxed at the maximum federal rate of 35%).
•	Your fund’s net expenses, paid by fund shareholders, are consistently below the median of its Lipper peer group.
•	Your fund’s NAV discount of 5.93% as of February 29, 2008 places it in the upper half of its Lipper peer group or 85 basis points (0.85%) better than the Lipper peer group average.
Your Board has taken steps that continue to show improved discounts as reflected on the chart below.
You may have received another proxy from a hedge fund called Western Investment LLC trying to unseat Messrs. Carlin and Cunningham with two dissident candidates. Do NOT vote its proxy. Western Investment LLC has a history of initiating a proxy contest shortly after acquiring a sizeable stake in a fund. We believe that the hedge fund is interested in a short-term liquidity event that it can leverage to make a quick profit at the expense of long-term shareholders. If you have previously returned any proxy card sent to you by Western Investment LLC, you can still revoke your vote by voting the GOLD proxy card.
PLEASE VOTE THE GOLD PROXY CARD TO SUPPORT YOUR FUND’S LONG-TERM INVESTMENT STRATEGIES OF TAX-ADVANTAGED DIVIDEND INCOME.
Very truly yours,
Keith Hartstein, President

Your Vote Is Very Important — Please Vote Your Shares Promptly
There are 3 Ways to Vote:
1.	By executing the enclosed GOLD proxy card

2.	By telephone

3.	By Internet
Instructions for executing proxy card:
Sign, date and mail the enclosed GOLD proxy card.
Instructions for voting by telephone or internet:
If you hold your shares in a brokerage or bank account (in “street name”), you can also vote by telephone or internet.

To vote by telephone:	call 1-800-454-8683

To vote by internet:	visit www.proxyvote.com
Please consult the GOLD proxy card and the materials you receive from your broker or bank for further information.
Your Board of Trustees recommends that you vote to re-elect the two experienced Trustees of your fund. Your fund has filed a proxy statement with the Securities and Exchange Commission regarding the matters to be acted upon at the 2008 Annual Meeting. Shareholders are urged to carefully review the proxy statement and your fund’s other proxy materials, when available, because they contain important information. This letter may be deemed to be solicitation material with respect to the proxy statement. Investors may obtain a free copy of the proxy statement and other proxy materials (when available) at the Securities and Exchange Commission’s web site at www.sec.gov. Investors may also obtain free copies of the proxy statement and other documents filed by your fund in connection with the Annual Meeting by directing a request to:
The Altman Group
1200 Wall Street West
Lyndhurst, NJ 07071
(866) 745-0264
(toll free)
Please do NOT send back any WHITE proxy card you receive, even to vote against the dissident slate. Doing so will cancel any prior vote you cast for your current Board. Please return only the GOLD proxy card. If you have already returned a WHITE proxy card, you have the right to change your vote. You can still support your Board by returning a GOLD proxy card. Only your latest dated proxy card will count.
The performance data contained within this material represents past performance, which does not guarantee future results. Performance, especially for short time periods, should not be the sole factor in making your investment decision. Statements in this letter that are not historical facts are forward-looking statements as defined by United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond the fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.